                                                Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. 333-121263


                  PRICING SUPPLEMENT NO. 1692 DATED 11 MAY 2007

                         QUEENSLAND TREASURY CORPORATION

                      ISSUE OF A$30,000,000 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
                      UNDER THE A$15,000,000,000 GLOBAL A$
                  BOND FACILITY ISSUED ON A CONSOLIDATED BASIS
                       WITH THE GLOBAL A$ BONDS DUE 2011,
    CURRENTLY TOTALING A$2,917,308,000 (A$2,036,283,000 INCLUDING BUY BACKS)

                           PART A - CONTRACTUAL TERMS
Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated December 4, 2001 and the accompanying prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 14, 2005 (as amended by the supplement to prospectus supplement dated July 21, 2006), which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. This pricing supplement will be published on the Luxembourg Stock Exchange's website. This pricing supplement is a pricing supplement for the purposes of the prospectus supplement dated August 3, 2006.




1.  (i)  Issuer:                            Queensland Treasury Corporation

    (ii) Guarantor:                         The Treasurer on behalf of the
                                            Government of Queensland

2.       Benchmark line:                    2011
                                            (to be consolidated and form a
                                            single series with QTC 6% Global A$
                                            Bonds due 14 June, 2011,
                                            ISIN US748305C27)

3.       Specific Currency or Currencies:   AUD ("A$")

4.  (i)  Issue price:                       101.469%

    (ii) Dealers' fees and commissions      No fee or commission is payable in
         paid by Issuer:                    respect of the issue of the bond(s)
                                            described in this Pricing
                                            Supplement. Instead, QTC pays fees
                                            and commissions in accordance with
                                            the procedure described in the QTC
                                            Offshore and Onshore

                                             Fixed Interest Distribution
                                             Group Operational Guidelines.


5.         Specified Denominations:          A$1,000

6.   (i)   Issue Date:                       15 May 2007

     (ii)  Record Date:                      6 June/6 December. Security
                                             will be ex-interest on and from 7
                                             June/7

     (iii) Interest Payment Dates:           December 14 June/14 December

7.         Maturity Date:                    14 June 2011

8.         Interest Basis:                   6 per cent Fixed Rate

9.         Redemption/Payment Basis:         Redemption at par

10.        Change of Interest Basis or       Not Applicable
           Redemption/Payment Basis:

11.  (i)   Status of the Bonds:              Senior and rank pari passu with
                                             other senior, unsecured debt
                                             obligations of QTC

     (ii)  Status of the Guarantee:          Senior and ranks pari passu with
                                             all its other unsecured obligations

12.        Method of distribution:           Non-syndicated

                PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13.        Fixed Rate Note Provisions
           Applicable

     (i)   Rate(s) of Interest:              6 percent per annum payable
                                             semi-annually in arrears

     (ii)  Interest Payment Date(s):         14 June and 14 December in each
                                             year up to and including the
                                             Maturity Date

     (iii) Fixed Coupon Amount(s):           A$30 per A$1,000 in nominal amount

     (iv)  Determination Date(s):            Not Applicable

     (v)   Other terms relating to the       None
           method of calculating interest
           for Fixed Rate Bonds:

                        PROVISIONS RELATING TO REDEMPTION

14.        Final Redemption Amount:          A$1,000 per bond of A$1,000
                                             Specified

                                               Denomination

15.        Early Redemption Amount(s)          Not Applicable
           payable on redemption for
           taxation reasons or on event of
           default and/or the method of
           calculating the same:

                   GENERAL PROVISIONS APPLICABLE TO THE BONDS

16.        Form of Bonds:                      Permanent Global Note not
                                               exchangeable for Definitive Bonds

17.        Additional Financial Centre(s)      Not Applicable
           or other special provisions
           relating to Payment Dates:

18.        Talons for future Coupons or        No
           Receipts to be attached to
           Definitive Bonds (and dates on
           which such Talons mature):

19.        Other terms or special              Not Applicable
           conditions:

                                  DISTRIBUTION

20.  (i)   If syndicated, names and            Not Applicable
           addresses of Managers and
           underwriting commitments:

     (ii)  Date of Dealer Agreement:           11 May 2007 (the "Trade Date")

     (iii) Stabilizing Manager(s) (if any):    Not Applicable

21.        If non-syndicated, name and         UBS AG, Australia Branch
           address of relevant Dealer:         Level 25, Governor Phillip Tower
                                               1 Farrer Place
                                               SYDNEY  NSW  2000
22.        Whether TEFRA D or TEFRA C          TEFRA Not Applicable
           rules applicable or TEFRA rules
           not applicable:
23.        Additional selling restrictions:    Not Applicable

LISTING APPLICATION

This pricing supplement comprises the final terms required to list and have admitted to trading the issue of bonds described herein pursuant to the A$15,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

The Issuer and the Guarantor accept responsibility for the information contained in this pricing supplement.

Signed on behalf of the Issuer:



By:-----------------------------------------
        Duly authorized



                           PART B -- OTHER INFORMATION




1.       LISTING
(i)      Listing:                                   Bourse de Luxembourg.

(ii)     Admission to trading:                      Application has been made
                                                    for the bonds to be admitted
                                                    to trading on the regulated
                                                    market of the Bourse de
                                                    Luxembourg with effect from
                                                    the Issue Date.
2.       RATINGS
         Ratings:                                   The bonds to be issued have
                                                    been rated:

                                                    S&P:              AAA
                                                    Moody's:          Aaa

                                                    An obligation rated 'AAA' by
                                                    S&P has the highest credit
                                                    rating assigned by Standard
                                                    & Poor's. The obligor's
                                                    capacity to meet its
                                                    financial commitment on the
                                                    obligation is extremely
                                                    strong.

                                                    Obligations rated Aaa by
                                                    Moody's are judged to be of
                                                    the highest quality with
                                                    minimal credit risk.

                                                    A credit rating is not a
                                                    recommendation to buy, sell
                                                    or hold securities and may
                                                    be revised or withdrawn by
                                                    the rating agency at any
                                                    time. Each rating should be
                                                    evaluated independently of
                                                    any other rating.


3.       INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealer, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.


4.       REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES



(i)      Reasons for the Offer:                       See "Use of Proceeds" section
                                                      in the prospectus supplement.

(ii)     Estimated net proceeds:                      Not Applicable.

(iii)    Estimated total expenses:                    Not Applicable.

5.       YIELD
         Indication of yield:                         6.29%

                                                      Calculated as 7 basis
                                                      points less than the yield
                                                      on the equivalent A$
                                                      Domestic Bond issued by
                                                      the Issuer under its
                                                      Domestic A$ Bond Facility
                                                      on the Trade Date.

                                                      The yield is calculated on
                                                      the Trade Date on the
                                                      basis of the Issue Price.
                                                      It is not an indication of
                                                      future yield.

6.       OPERATIONAL INFORMATION

(i)      ISIN Code:                                   US748305BC27

(ii)     Common Code:                                 010926238

(iii)    CUSIP Code:                                  748305BC2

(iv)     Any clearing system(s) other than            Not Applicable
         Depositary Trust Company, Euroclear Bank
         S.A./N.V. and Clearstream Banking, societe
         anonyme and the relevant identification
         number(s):

(v)      Delivery:                                    Delivery free of payment

(vi)     Names and addresses of additional Paying     Not Applicable
         Agent(s) (if any):
